Exhibit 99
July 28, 1998

FOR IMMEDIATE RELEASE


                    PROTECTIVE ANNOUNCES RECORD 2Q98 EARNINGS



BIRMINGHAM, Alabama (July 28, 1998) Protective Life Corporation (NYSE:PL) announced record second quarter results today. The Company's basic operating income, which excludes realized investment gains and losses and related amortization, was a record $.50 per share in the 1998 second quarter, a 16% increase over the $.43 per share last year. Consolidated net income for the second quarter of 1998 was a record $32.5 million, compared to $27.5 million reported for the 1997 second quarter. Basic net income per share was $.52 per share in the 1998 second quarter compared to $.44 per share last year. An increase in the Company's effective tax rate in the 1998 second quarter reduced income by almost $.02 per share compared to last year. All prior period results have been restated to reflect a two-for-one stock split on April 1, 1998.

Diluted operating income was $.50 per share in the 1998 second quarter compared to $.42 last year, and diluted net income per share was $.52 per share in the 1998 second quarter compared to $.43 per share last year.

Drayton Nabers, Jr., Protective's Chairman of the Board and Chief Executive Officer commented: "We are pleased with our earnings growth both in the second quarter and for the first half of 1998. We are especially pleased that our Company is enjoying strong sales growth in our marketing divisions."

The Company's basic operating income was $.98 per share in the first six months of 1998, a 17% increase over the $.84 per share reported for the first six months of 1997. Consolidated net income for the first six months of 1998 was $62.5 million, compared to $52.3 million reported for the same period last year. Basic net income per share was $1.00 per share in the first six months of 1998 compared to $.84 per share last year. Diluted operating income was $.97 per share in the first six months of 1998 compared to $.83 last

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year,  and  diluted  net  income  per  share was $.99 per share in the first six months of 1998 compared to $.83 per share last year.

At June 30, 1998, the Company's assets were $11.0 billion. Stockholders' equity per share was $12.14 (excluding $1.01 per share of unrealized investment gains resulting from marking the Company's securities to market values).

Operating return on average equity for the twelve months ending June 30, 1998 was 17.3%. (Average equity excludes the effect of unrealized gains and losses on stockholders' equity.)


THIS RELEASE INCLUDES "FORWARD-LOOKING STATEMENTS" WHICH EXPRESS EXPECTATIONS OF FUTURE EVENTS AND/OR RESULTS. ALL STATEMENTS BASED ON FUTURE EXPECTATIONS RATHER THAN ON HISTORICAL FACTS ARE FORWARD-LOOKING STATEMENTS THAT INVOLVE A NUMBER OF RISKS AND UNCERTAINTIES, AND THE COMPANY CANNOT GIVE ASSURANCE THAT SUCH STATEMENTS WILL PROVE TO BE CORRECT. PLEASE REFER TO EXHIBIT 99 OF THE COMPANY'S MOST RECENT FORM 10-Q OR THE MANAGEMENT'S DISCUSSION AND ANALYSIS SECTION OF THE COMPANY'S MOST RECENT ANNUAL REPORT TO STOCKHOLDERS FOR MORE INFORMATION ABOUT FACTORS WHICH COULD AFFECT FUTURE RESULTS.

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